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[NEWS]          NOBLE DRILLING CORPORATION                    [NOBLE LOGO]
                10370 Richmond Avenue, Suite 400
                Houston, TX  77042
                Phone: 713-974-3131 Fax: 713-974-3181

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                 NOBLE DRILLING CORPORATION AND CHILES OFFSHORE
               CORPORATION ANNOUNCE EXECUTION OF MERGER AGREEMENT

         HOUSTON, Texas, June 13, 1994 -- Noble Drilling Corporation (NASDAQ/NMS:NDCO) and Chiles Offshore Corporation (AMEX:CHC) today announced that they have signed a definitive merger agreement.

         The merger agreement provides that each share of Chiles common stock would be exchanged for 0.75 of a share of Noble Drilling common stock, and each share of Chiles $1.50 convertible preferred stock would be exchanged for one share of a newly created series of $1.50 Noble Drilling convertible preferred stock. The new shares of $1.50 Noble Drilling convertible preferred stock will rank pari passu with Noble Drilling's $2.25 convertible exchangeable preferred stock.

         The merger is conditioned upon the approval of common stockholders of each company, required regulatory approvals, and other conditions. The board of directors of Noble Drilling will be expanded from seven to nine members, and two designees of Chiles will be added at the effective time of the merger. It is anticipated that the transaction will be accounted for as a pooling of interests and will be tax-free to the holders of Chiles' common and preferred stock. The merger is expected to become effective prior to September 30, 1994.

         Following the merger, the addition of Chiles' 13 jackup drilling rigs would expand Noble Drilling's fleet to a total of 44 mobile offshore units, including 32 jackups.


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         James C. Day, Chairman, President and Chief Executive Officer of Noble
Drilling, said, "This acquisition is a continuation of our stated objectives to expand our offshore rig fleet. Obviously, an important side benefit will be the further consolidation of the highly fragmented offshore drilling industry. We will continue with our planned rig upgrades which will result in a fleet that is highly competitive both economically and technologically." Day added, "Although our industry will continue to experience volatility, this acquisition will enhance an already strong Noble Drilling balance sheet and provide further financial flexibility to expand our significant international operations."

         C. Ray Bearden, President of Chiles, said, "The Noble/Chiles merger is a continuation of our efforts to enhance shareholder value. Noble Drilling has assumed a leadership position in the offshore drilling industry while recognizing the need to provide its customers with a broader range of drilling services. The combined company will be extremely well positioned to take advantage of opportunities worldwide."

         Simmons & Company International is serving as financial adviser to Noble Drilling on the merger and has rendered a fairness opinion to Noble Drilling's board of directors with respect to the transaction. Salomon Brothers Inc is serving as financial adviser to Chiles and has rendered a fairness opinion to Chiles' board of directors.

         Noble Drilling will schedule a teleconference with analysts on Tuesday, June 14, 1994 at 10:00 a.m., central daylight time, at which time its management will be available to discuss the acquisition.


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         Noble Drilling Corporation is a major drilling contractor with offshore and land operations in the United States, Canada, the United Kingdom, Africa, Venezuela and India. The company's common stock and $2.25 convertible exchangeable preferred stock are traded in the NASDAQ/NMS under the symbols "NDCO" and "NDCOP", respectively.

NDC-130
6/13/94

For additional information, contact:
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Byron L. Welliver, Senior Vice President - Finance and Treasurer,
Noble Drilling Corporation - 713/974-3131

Robert F. Fulton, Senior Vice President and Chief Financial Officer, Chiles Offshore Corporation - 713/647-0100